As filed with the Securities and Exchange Commission on July 6, 2016

Registration No. 333-197121

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Rouse Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	90-0750824 (IRS Employer Identification No.)

1114 Avenue of the Americas, Suite 2800 New York, New York (Address of Principal Executive Offices)	10036 (Zip Code)

Rouse Properties, Inc. Employee Stock Purchase Plan

(Full Title of Plan)

Susan Elman

Executive Vice President and General Counsel

Rouse Properties, Inc.

1114 Avenue of the Americas, Suite 2800

New York, New York 10036

(212) 608-5108

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

J. Gerard Cummins, Esq.

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Tel (212) 839-5300

Fax (212) 839-5599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF COMMON SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-197121) (the “Registration Statement”), originally filed on June 30, 2014 by Rouse Properties, Inc. (the “Company”), is being filed to remove from registration any and all shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), which may be issued under the Rouse Properties, Inc. Employee Stock Purchase Plan, that were registered under the Registration Statement and have not been, and will not be, issued or sold pursuant to the Registration Statement.

On July 6, 2016, pursuant to an Agreement and Plan of Merger dated as of February 25, 2016, by and among BSREP II Retail Pooling LLC (“Parent”), BSREP II Retail Holding Corp. (“Acquisition Sub”), Rouse Properties, Inc. (the “Company”) and solely for the purposes of Section 9.14 and the other provisions of Article IX thereto the Guarantors defined therein, Acquisition Sub merged with and into the Company, with the Company surviving as an indirect wholly-owned subsidiary of Parent (the “Merger”).  In connection with the Merger, the Registrant is terminating all offerings of its securities pursuant to each of its Registration Statements.

In accordance with the Company’s undertaking set forth in Part II, Item 9 of the Registration Statement, the Registrant hereby removes from registration all securities under Registration Statement No. 333-197121 that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certificates that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 6, 2016.

ROUSE PROPERTIES, INC.

By:	/s/ Susan Elman
Susan Elman
Executive Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.